FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION APPOINTS LORIANN SHELTON AS ITS NEW CHIEF OPERATING OFFICER

HAUPPAUGE, NY - January 14, 2016- VOXX International Corporation (NASDAQ: VOXX), today announced that Loriann Shelton, previously Senior Vice President and Chief Accounting Officer has been appointed to Chief Operating Officer, effective immediately.

Over her 35-year career, Ms. Shelton has held various leadership positions within the Finance and Accounting departments, and also served as Chief Financial Officer of VOXX Electronics Corporation and VOXX Accessories Corporation, both wholly-owned subsidiaries of VOXX International Corporation.

In this new role, Ms. Shelton will work closely with the Company’s leadership team, looking at various process improvement programs to enhance efficiencies among the Company’s global subsidiaries. She will oversee the Corporate Shared Services Groups, including Accounting, Accounts Payable, Corporate Compliance, Credit, Customer Service, Display, Human Resources, Logistics, Operations, and Web Services. Additionally, Ms. Shelton will continue in her current role as Chief Accounting Officer, responsible for budgeting, forecasting and management of VOXX International’s Accounting and Credit groups.

Pat Lavelle, President and CEO of VOXX International added, “Loriann has excelled in every position she’s been in since joining VOXX and her knowledge of our operations and financials, makes her the perfect fit. As we continue to expand our global operations and build on our manufacturing and technology operations, we wanted a leader to help streamline operations, generate greater collaboration and efficiencies, and put us in better position to drive growth. Loriann has the respect of every person who has ever worked with her and a reputation for being a no non-sense, get-it-done professional. Under her stewardship, I have every bit of confidence that our Shared Services teams will also be better equipped to provide the operational and financial support needed to drive our performance for years to come.”

Ms. Shelton received her Masters of Business Administration (MBA) in Finance from LIU, CW Post. She is actively engaged with several charitable organizations and serves as one of two corporate liaisons with The American Heart Association. Each year, Ms. Shelton runs the ‘Kid Zone’, a children’s carnival that takes place during the Annual Heart Walk at Jones Beach in New York, where she oversees a team of over 150 volunteers.

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.   Today, VOXX International Corporation has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers.   The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, Car Connection®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  For additional information, please visit our Web site at www.voxxintl.com.

VOXX International Corporation Appoints Loriann Shelton as its New COO

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2015.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com